Registration No. 333-82223

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------
                         PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                 ---------------


                            nSTOR TECHNOLOGIES, INC.
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

          Delaware                              95-2094565
------------------------           ---------------------------------------
(State of Incorporation)           (I.R.S. Employer Identification Number)

            450 Technology Park, Lake Mary, FL 32746 - (407) 829-3500
                  (Address and Telephone Number of Registrant's
                          Principal Executive Offices)

                              Lawrence F. Steffann
            450 Technology Park, Lake Mary, FL 32746 - (407) 829-3500 (Name, Address and Telephone Number of Agent for Service)

                          Copies of communications to:

                               Donn A. Beloff, Esq
                       Akerman, Senterfitt & Eidson, P.A.
                           450 East Las Olas Boulevard
                          Ft. Lauderdale, Florida 33301
                                 (954) 463-2700

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.|_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.|X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ____________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ____________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.|_|

                         CALCULATION OF REGISTRATION FEE



                                                                  Proposed        Proposed
                                                                   Maximum        Maximum
                                                                  Aggregate      Aggregate       Amount of
Title of Securities                            Amount to be         Price         Offering      Registration
 to be Registered                              Registered (1)     Per Share        Price            Fee
-----------------                              --------------     ---------      ---------      ------------
Common stock, par value $.05 per share              636,667(2)     $2.53(3)     $ 1,610,768        $  447.79




----------
(1) In the event of a stock split, stock dividend, or similar transaction involving the common stock of the Company, the number of shares registered hereby shall be automatically increased pursuant to Rule 416 to cover the additional shares of common stock.
(2) This amount does not include 12,446,798 shares previously included on the Registrant's initial Registration Statement on Form S-3 filed on July 2, 1999. A fee of $9,619.38 was previously paid with regards to those shares.
(3) Estimated solely for the purpose of calculating the registration fee under Rule 457 based upon the average of the high and low prices reported on the consolidated reporting system for the American Stock Exchange on July 16, 1999 of $2.53.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

                                   PROSPECTUS
                                13,083,465 SHARES
                            nSTOR TECHNOLOGIES, INC.
                                  COMMON STOCK


                         ------------------------------


     This Prospectus relates to an aggregate of up to 13,083,465 shares of common stock of nStor Technologies, Inc. being offered for sale from time to time by the selling stockholders named in this Prospectus as follows:

     o up to 100,000 shares issuable upon the exercise of stock options issued in connection with the acquisition of the assets of Parity Systems, Inc.;
     o up to 1,686,799 shares issuable upon the exercise of warrants issued in connection with the issuance of shares of the Company's convertible preferred stock, loans to the Company and the acquisition of the assets of Parity Systems, Inc.;
     o up to 1,211,667 shares of common stock of the Company issued in private transactions; and
     o up to 10,084,999 shares issuable upon the conversion of shares of the Company's Series A, Series C, Series D, Series E and Series F convertible preferred stock.




     If all of the warrants and options listed above are exercised, we would receive $4,609,687. See "USE OF PROCEEDS." We are paying all expenses of registration incurred in connection with this offering, but all brokerage commissions, discounts and other expenses incurred by individual selling stockholders will be borne by the individual selling stockholders. We will not be entitled to any of the proceeds from sales by selling stockholders.

     Our common stock is quoted on the American Stock Exchange under the symbol "NSO". On July __, 1999, the last reported sales price of the common stock on the American Stock Exchange was $_____ per share.




     This investment involves a high degree of risk. See "Risk Factors" beginning on Page 4.

     We may amend or supplement this Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make your investment decision.

     Our principal executive offices are located at 450 Technology Park, Lake Mary, Florida 32746. Our telephone number is (407) 829-3500.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               ---------------------------------------------------

                   The date of this Prospectus is July ___, 1999

                                Table of Contents

                                                                            Page
                                                                            ----

WHERE YOU CAN FIND MORE INFORMATION.........................................  1

THE COMPANY.................................................................  2

THE OFFERING................................................................  3

RISK FACTORS................................................................  4

RECENT DEVELOPMENTS.........................................................  9

SELLING STOCKHOLDERS........................................................ 10

USE OF PROCEEDS............................................................. 12

DESCRIPTION OF SECURITIES................................................... 12

PLAN OF DISTRIBUTION........................................................ 13

LEGAL MATTERS............................................................... 14

EXPERTS  ................................................................... 14

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act").

1. The Company's Annual Report filed on Form 10-K for the fiscal year ended December 31, 1998, as amended by a Form 10-K/A filed on April 28, 1999;

2. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999;

3. The Company's Current Report on Form 8-K filed on June 23, 1999, as amended by a form 8-K/A filed on July 2, 1999; and

4. The description of the common stock contained in the Company's Registration Statement filed on Form 8- A, as filed with the SEC on April 16, 1997, pursuant to Section 12(b) of the Exchange Act.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                  Lawrence F. Steffann
                  nStor Technologies, Inc.
                  450 Technology Park
                  Lake Mary, Florida 32746
                  (407) 829-3500

     You should rely only on information incorporated by reference or provided in this Prospectus and any prospectus supplement. We have not authorized anyone else to provide you with different information.

     From time to time, information we provide or statements made by our directors, officers or employees may constitute "forward-looking" statements under the Private Securities Litigation Reform Act of 1995 and are subject to numerous risks and uncertainties. Any statements made in this Prospectus, including any statements incorporated herein by reference, that are not statements of historical fact are forward-looking statements (including, but not limited to, statements concerning the characteristics and growth of our market and customers, our objectives and plans for future operations and products and our liquidity and capital resources). Such forward-looking statements and other forward-looking statements are based on a number of assumptions and involve a number of risks and uncertainties, and, accordingly, actual results could differ materially. Factors that may cause such differences include, but are not limited to:

     o    the continued and future acceptance of our products;
     o    the rate of growth in the industries to which we market our products;
     o the presence of competitors with greater technical, marketing and financial resources;
     o our ability to promptly and effectively respond to technological change to meet evolving customer needs;
     o    capacity and supply constraints or difficulties; and
     o    our ability to successfully expand our operations.

For a further discussion of these and other significant factors to consider in connection with forward-looking statements, see the discussion in this Prospectus under the heading "RISK FACTORS."

                                   THE COMPANY

     Since 1996, nStor Technologies, Inc. has been designing, manufacturing, and marketing a full line of cross-platform storage solutions, including advanced external RAID (Redundant Array of Independent Disks) subsystems (which we refer to as our "RAID Business"), data storage products and tape backup solutions. The Company was incorporated as a Delaware corporation in 1959.

     In October 1992, we exchanged substantially all of the operating assets of our previous business for securities issued by IMNET Systems, Inc. In 1996, we sold those securities and in June 1996, through our wholly owned subsidiary, nStor Corporation, Inc., acquired the RAID Business from Seagate Technologies, Inc. In December 1996, nStor Corporation, Inc. acquired substantially all of the assets and assumed certain liabilities of Parity Systems, Inc. The assets acquired from Parity Systems are used in the design, manufacture and sale of computer storage subsystems, memory devices and peripheral equipment, and the integration of storage management solutions, digital media management, and client/server systems for UNIX and Windows NT server environments. (UNIX and Windows NT are computer operating systems.) On April 23, 1998, nStor Corporation, Inc. acquired all of the outstanding common stock of Borg Adaptive Technologies, Inc. Borg Adaptive Technologies is the developer of AdaptiveRAID, a patented RAID technology.

     On June 8, 1999, we acquired 76% of the outstanding common stock of Andataco, Inc., a Massachusetts corporation. We currently intend to acquire the remaining outstanding shares of Andataco by merging Andataco with and into a wholly-owned subsidiary which we will create for that purpose and issuing new shares of our common stock to the former Andataco shareholders. In the purchase agreement with the selling stockholders of Andataco, we have agreed that, if we acquire the remaining outstanding shares of Andataco, we will pay the greater of the per share amount paid for the initial shares ($.283) or the fair market value as determined by an independent valuation. Andataco designs, develops, manufactures, markets and supports high performance, high availability information storage solutions for the open system market in the Windows NT and UNIX environments, including Sun Microsystems, Hewlett-Packard, Silicon Graphics and NT-based computing systems.

     On June 1, 1999, we had 77 full-time employees and Andataco had 141 full-time employees. nStor Corporation, Inc.'s operations are primarily conducted, and its executive offices are located, at a facility in Lake Mary, Florida 32746 (in the Orlando area). Its telephone number is (407) 829-3500.

                                  THE OFFERING


Common stock outstanding as of July 19, 1999                22,639,258 shares


Shares offered by selling stockholders:                     13,083,465 shares


Shares issuable upon exercise of stock options              100,000 shares


Shares issuable upon exercise of warrants                   1,686,799 shares


Shares issuable upon conversion of preferred stock          10,084,999 shares


Shares of common stock issued in private placements         1,211,667 shares


Risk Factors                                                The shares involve a high degree of risk.  Investors
                                                            should carefully consider the information set forth
                                                            under "RISK FACTORS."


Proceeds to Company if the warrants and stock options       $4,609,687
are exercised in full


Use of Proceeds                                             Working capital and general corporate purposes.
                                                            See "USE OF PROCEEDS."

Amex trading symbol                                         NSO

-----------------------------

                                  RISK FACTORS

     In addition to the other information in this Prospectus or incorporated herein by reference, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the shares offered in this Prospectus.

We have experienced recent losses and may require additional financing to satisfy our working capital needs

     We have experienced net losses for the fiscal years ended December 31, 1997 ($7,886,000), December 31, 1998 ($10,407,000) and for the fiscal quarter ended March 31, 1999 ($2,471,000), respectively. We also expect to have a net loss for the fiscal quarter ending June 30, 1999. At March 31, 1999, we had an accumulated deficit of ($40,974,000) and we expect to have an accumulated deficit as of June 30, 1999. There can be no assurance that we will be able to achieve or maintain profitability on a quarterly or annual basis or that we will be able to achieve revenue growth.

     Andataco, Inc. has experienced net losses for the fiscal years ended October 31, 1997 ($6,209,000), October 31, 1998 ($2,434,000) and for the fiscal quarters ended January 31, 1999 ($697,000) and April 30, 1999 ($894,000),
respectively. Andataco also expects to have a net loss for the fiscal quarter ending July 31, 1999. At April 30, 1999, Andataco had an accumulated deficit of ($9,634,000) and we expect Andataco to have an accumulated deficit as of July 31, 1999.

     In late 1997, we determined that amounts available under our bank line of credit would not be sufficient to satisfy our cash requirements and that, as a result, additional debt and/or equity financing would be necessary. During the period beginning in late 1997 and ending in June 1999, we have been able to obtain approximately $22.3 million from private investors, including $10.0 million from the sale of convertible preferred stock, $6.8 million from subordinated loans which will mature on September 5, 2000, $3.2 million from the exercise of warrants and options to purchase 2,428,832 shares of common stock and $2.3 million from the private sale of common stock. Although we believe that, as a result of the receipt of these additional funds, amounts available from our line of credit will be sufficient to satisfy our presently contemplated working capital needs for the foreseeable future, there can be no assurance that we may not require additional capital beyond our currently forecasted needs. In addition, there can be no assurance that any such additional required capital would be available on terms acceptable to us, if at all, at such time or times as we might require such funds.

We have, from time to time, been unable to comply with the financial covenants of our bank lines of credit


     From time to time, we, nStor and Andataco have been unable to comply with certain of the financial covenants of our bank lines of credit and have requested that our lenders forbear from exercising the remedies available to them under such circumstances. In each such case, our banks agreed with our request. In the event that such events occur in the future, and nStor and Andataco are unsuccessful in their negotiations with their lenders, they would be required to seek other sources of capital to satisfy their obligations under their lines of credit. There can be no assurance that any such additional required capital would be available on acceptable terms, if at all, at such time or times as nStor or Andataco might require such funds. In such event, our business, financial condition and results of operations could be materially and adversely affected.


We have a limited history of operating and integrating our acquired businesses

     We have acquired all of our operating assets within the last three years. The success of our recent business combinations will depend in large part on our ability to consolidate our operations, integrate departments, systems and procedures and obtain business efficiencies, economies of scale and related cost savings. The significant management challenges presented by such consolidation and integration may prevent the desired cost savings. There can be no assurance that we will be able to successfully consolidate our business operations or achieve returns that would justify our investment in our acquired businesses. This consolidation process will require substantial time and attention on the part of our management. We may not be able to successfully integrate the operations of these companies, if at all. If we are unable to integrate or successfully manage the companies we have acquired, our business, financial condition and results of operations could be materially and adversely affected.

We may be unable to attract and retain qualified employees

     Our ability to provide high-quality products on a timely basis requires that we employ an adequate number of skilled engineers and technicians. Accordingly, our ability to increase our productivity and profitability will be limited by our ability to attract and retain skilled personnel. We, like many of our competitors, are currently experiencing shortages of qualified personnel. We cannot be certain that we will be able to maintain an adequate skilled labor force necessary to operate efficiently and to support our growth strategy or that our labor expenses will not increase as a result of a shortage in the supply of skilled personnel.

Shares eligible for future sale by our current stockholders may adversely affect our stock price

     If our current stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and warrants or the conversion of outstanding preferred stock, in the public market following this offering, then the market price of our common stock could fall. Restrictions under the securities laws and certain lock-up agreements limit the number of shares of common stock available for sale in the public market. Except as provided below, substantially all of the shares of the common stock (22,639,258 shares as of the date of this Prospectus) are freely tradable without restriction or further registration under the Securities Act, unless such shares are held by our "affiliates" as that term is defined in Rule 144 under the Securities Act. Approximately 11,804,000 shares of common stock are held by officers and directors and are deemed restricted securities within the meaning of Rule 144. Restricted securities may be sold in the public market only if they have been registered under the Securities Act or if their sales qualify under Rule 144 or another available exemption from the registration requirements of the Securities Act. All of the Shares offered for sale in this Prospectus will be freely tradable if sold using this Prospectus. See "SELLING STOCKHOLDERS."

We may be unable to develop new products or respond to technological changes

     The markets for our products are characterized by rapidly changing technology, evolving industry standards and relatively short product life cycles. Our ability to compete successfully will depend on our ability to enhance our existing products and introduce new products on a timely and cost-effective basis. There can be no assurance that we will be successful in introducing such new products or enhancements. Delays in product enhancements and developments or the failure of our new products or enhancements to gain market acceptance would have an adverse effect on our business and operating results. In addition, there can be no assurance that new products or technologies developed by others, or the emergence of new industry standards, will not render our products or technologies noncompetitive or obsolete. Despite testing, new products may be affected by quality, reliability or interoperability problems, which could result in:

     o    returns;
     o    delays in collecting accounts receivable;
     o    unexpected service or warranty expenses;
     o    reduced orders; or
     o    a decline in our competitive position.

We may be unable to successfully compete with other companies in the industry

     The market for our products is highly competitive. Our competitors may offer systems at lower prices than we offer and we must compete on the basis of product performance in specific applications. Some of these competitors have greater financial, manufacturing and marketing resources than we have.

     Our ability to compete successfully depends upon our ability to continue to develop high performance products that obtain market acceptance and can be sold at competitive prices. Although we believe that our products have certain significant competitive advantages, there can be no assurance that we will be able to compete successfully in the future or that other companies may not develop products with better performance and thus reduce the demand for our products. As more companies enter the markets in which we sell our products, we may encounter increased price competition for such products which could materially and adversely affect our operating results. Our original equipment manufacturer customers and other manufacturers could develop their own disk arrays or could integrate competitive RAID disk arrays into their systems rather than purchasing our products, which could materially and adversely affect our operating results.

We are a party to litigation which could adversely affect the Company

     In June and August 1996, we and two of our directors were served with two separate complaints filed in the Supreme Court of the State of New York, County of Nassau, in which the plaintiffs claim to have had contractual and proprietary interests in the prospect of a transaction to purchase certain net assets acquired by nStor. The plaintiffs seek compensatory damages, punitive damages, and equitable relief for alleged interference with the plaintiffs' alleged rights and for alleged breach of contract. Our counsel believes that we have good defenses to both claims and that we will not incur any material liability. We are unaware of any facts that would support any of the plaintiffs' claims and, accordingly, we believe that the claims are without merit. An unfavorable outcome in such litigation could have an adverse effect on the Company.

We have no long-term purchase commitments from our customers

     We have no long-term purchase commitments from our customers and customers generally may cancel their orders on 30 days' notice. Accordingly, there can be no assurance that orders from existing customers, including our principal customers, will continue at their historical levels, or that we will be able to obtain orders from new customers. In addition, there can be no assurance that existing customers, including our principal customers, will not develop their own storage solutions internally and as a result reduce or eliminate purchases. Loss of one or more of our principal customers, or cancellation or rescheduling of material orders already placed, could materially and adversely affect our operating results.

We may not be able to successfully protect our patents and other intellectual property rights, and may be subject to claims of infringement by others

     We currently hold one patent and have one patent pending on our products. In addition, we rely on a combination of trade secrets, copyrights and trademarks and employee and third-party nondisclosure agreements to protect our intellectual property rights. There can be no assurance that the steps taken to protect our rights will be adequate to prevent misappropriation of our technology or to preclude competitors from developing products with features similar to our products. Furthermore, there can be no assurance that, in the future, third parties will not assert infringement claims against us or with respect to our products for which we have indemnification obligations to certain of our customers. Asserting our rights or defending against third-party claims could involve substantial expense, which we may not be able to afford and which could have a material adverse effect on our operating results. In the event a third party were successful in a claim that one of our products infringed the third party's proprietary rights, we may have to pay substantial damages or royalties, remove that product from the marketplace or expend substantial amounts in order to modify the product so that it no longer infringes such proprietary rights, any of which could have a material adverse effect on our operating results.

The inability to obtain materials from suppliers could disrupt our business

     We depend heavily on our suppliers to provide high quality materials on a timely basis and at reasonable prices. Although many of the components for our products are available from numerous sources at competitive prices, certain of the components used in our products are presently available from a limited number of suppliers or from a single supplier. Furthermore, because of increased industry demand for many of those components, their manufacturers may, from time to time, not be able to make delivery of orders on a timely basis. In addition, manufacturers of components on which we rely may choose, for numerous reasons, not to continue to make those components, or the next generation of those components, available to us.

     We have no long-term supply contracts. There can be no assurance that we will be able to obtain, on a timely basis, all of the components we require. If we cannot obtain essential components as required, we could be unable to meet demand for our products, thereby materially adversely affecting our operating results and allowing competitors to gain market share. In addition, scarcity of such components could result in cost increases and adversely affect our operating results.

The price of our common stock has been, and may continue to be, volatile

     Our common stock has experienced in the past, and could experience in the future, substantial price volatility as a result of a number of factors, including:

     o quarter to quarter variations in the actual or our anticipated financial results;
     o    announcements by us, our competitors or our customers;
     o    government regulations; and
     o    developments in the industry.

In addition, the stock market has experienced extreme price and volume fluctuations which have affected the market price of many technology companies in particular and which have at times been unrelated to the operating performance of the specific companies whose stock is traded. Broad market fluctuations and general economic conditions may adversely affect the market price of our common stock.

We may not have access to sufficient funding to support our operations

     We have expended and will continue to be required to expend substantial funds to continue research and development, and for other aspects of our business. Although we believe that we have access to resources sufficient to fund our operations for at least the next twelve months, we may need or elect to raise additional capital. Our capital requirements will depend on many factors, including:

     o the problems, delays, expenses and complications frequently encountered by technology companies;
     o the progress of our research, development and product testing programs;
     o    the success of our sales and marketing programs;
     o costs in filing, prosecuting, defending and enforcing intellectual property rights;
     o the extent and terms of any collaborative research, manufacturing, marketing or other arrangements; and
     o changes in economic, regulatory or competitive conditions or our planned business.

Estimates about the adequacy of funding for our activities are based on certain assumptions, including the assumption that research, development and testing relating to our products under development can be conducted at projected costs and within projected time frames and that such products can be successfully marketed.

     To satisfy our capital requirements, we may seek to raise funds in the public or private capital markets. Our ability to raise additional funds in the public or private markets will be adversely affected if the results of our ongoing or future research and development programs are not favorable. We may seek additional funding through corporate collaborations and other financing vehicles. There can be no assurance that any such funding will be available, or if available, that it will be available on acceptable terms. If adequate funds are not available, we may be required to curtail our operations significantly, or we may be required to obtain funds through arrangements with future collaborative partners or others that may require us to relinquish rights to some or all of our technologies or products under development. If we are successful in obtaining additional financing, the terms of the financing may have the effect of diluting or adversely affecting the holdings or the rights of the holders of our common stock.

Future acquisitions could adversely affect our stock price or disrupt our operations

     We may pursue acquisitions of complementary technologies, product lines or businesses. Future acquisitions could result in dilutive issuances of equity securities and the incurrence of additional debt and amortization expenses related to goodwill and intangible assets that could adversely affect our operating results. In addition, gross margins of acquired products, necessary product or technology development expenditures and other factors that may be involved in any such acquired business could result in dilution to our earnings. Acquisitions also may involve numerous other risks, including:

     o difficulties in the assimilation of the operations and products of the acquired business;
     o    dependence on new products and processes;
     o    the diversion of management's attention from other business concerns;
     o risks of entering markets in which we have no or limited direct prior experience; and
     o the potential loss of key employees of the acquired business and difficulties in attracting additional key employees necessary to absorb added management responsibilities.

No assurance can be given as to the effect of any future acquisition on our business or operating results.

The Year 2000 issue could disrupt our business

     As many computer systems, software programs and other equipment with embedded chips or processors (collectively, "Information Systems") use only two digits rather than four to define the applicable year, they may be unable to process accurately certain data, during or after the year 2000. As a result, business and governmental entities are at risk for possible miscalculations or systems failures causing disruptions in their business operations. This is commonly known as the Year 2000 ("Y2K") issue. The Y2K issue concerns not only Information Systems used solely within a company, but also concerns third parties, such as customers, vendors and creditors, using Information Systems that may interact with or affect a company's operations.

     If needed remediations and conversions to the Information Systems are not made on a timely basis by our materially-significant customers or vendors, we could be affected by business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on our operations, liquidity or financial condition. Factors which could cause material differences in results, many of which are outside of our control, include, but are not limited to, the accuracy of representations by manufacturers of our Information Systems that their products are Y2K compliant, the ability of their companies' customers and vendors to identify and resolve their own Y2K issues, and our ability to respond to unforeseen Y2K complications.

     We have implemented a Y2K readiness program with the objective of having all of our significant Information Systems functioning properly with respect to Y2K before January 1, 2000. The first component of our readiness program was to identify the internal Information Systems that are susceptible to system failures or processing errors as a result of the Y2K issue. This effort is substantially complete and no significant issues requiring remediation or replacement have been identified.

     As to the second component of the Y2K readiness program, we have identified our significant customers, vendors and creditors that are believed, at this time, to be critical to business operations subsequent to January 1, 2000. Through the use of questionnaires, interviews and other available means, we have ascertained that we have no significant exposure to Y2K problems at this time. However, there can be no assurance that the representations made to us by third parties are accurate or complete and there is a possibility that normal business operations could be disrupted.

     The third component of our Y2K readiness program was the evaluation of our existing products', and planned future products', Y2K functionality. All of the date dependent software which we have developed has been validated as being Y2K compliant using commercially acceptable methods, including: expanding year fields to four digits; windowing; and date encoding techniques. Our other products have been verified as Y2K compliant based on the absence of date dependencies in hardware, software and firmware code.

     The total cost of these Y2K compliance activities is not expected to exceed $50,000. The costs and time necessary to complete the Y2K modification and testing processes are based on our best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. However, there can be no assurance that these estimates will be achieved and actual results could differ from the estimates. Our Y2K readiness program is an ongoing process and the estimates of costs and completion dates for various components of the Y2K readiness program described above are subject to change.

Certain provisions of our certificate of incorporation and Delaware law could make an acquisition of our company more difficult

     Our Restated Certificate of Incorporation authorizes the issuance of 1,000,000 shares of preferred stock. Our Board of Directors has the power to issue any or all of the shares of preferred stock, including the authority to establish one or more classes or series and to fix the powers, preferences, rights and limitations of such class or series, without seeking shareholder approval. See "DESCRIPTION OF SECURITIES - Preferred Stock." Furthermore, as a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law regarding "business combinations." This statutory provision and the power to issue preferred stock may, in certain circumstances, deter or discourage takeover attempts and other changes in control not approved by management and the Board of Directors. As a result, our shareholders may lose opportunities to dispose of their shares at the higher prices generally available in takeover attempts or that may be available under a merger proposal. In addition, the statutory provision and the existence of preferred stock may have the effect of permitting our current management to retain its position and place it in a better position to resist changes that shareholders may wish to make if they are dissatisfied with the conduct of the business.

                               RECENT DEVELOPMENTS

     In March 1999, we entered into a new Original Equipment Manufacturer relationship to supply high-performance RAID storage enclosures to Silicon Graphics, Inc., a major server manufacturer. We began shipping products under Silicon Graphic's initial $5.8 million purchase order in May 1999. The initial term of the arrangement is expected to be for three years. A discontinuation or significant reduction of orders under that relationship could have a material adverse effect on our business.

     On June 8, 1999, we purchased 18,021,281 shares of the common stock of Andataco, Inc., representing approximately 76% of the total issued and outstanding capital stock of Andataco, from the Sykes Family Trust and the Sykes Children's Trust of 1993 for $5.1 million. The purchase price was paid in the form of two, 9.5% subordinated promissory notes. The principal balance of the notes is due on June 17, 2004 and interest is payable monthly.

     As part of the acquisition of Andataco, we also acquired from W. David Sykes, the President of Andataco, a promissory note in the original principal amount of $5,196,000 payable by Andataco to Sykes. The purchase price for the promissory note was: $500,000 in cash, $150,000 of which had been paid prior to the closing; 4,654 shares of our newly-issued Series F convertible preferred stock which are convertible into an aggregate of 1,551,333 shares of our common stock based on a conversion price of $3.00 per share; and three-year warrants to purchase an additional 155,133 shares of our common stock for $3.30 per share.

     Mr. Sykes has entered into a three year employment agreement with nStor Corporation, Inc., our wholly- owned subsidiary, which will become effective upon our acquisition of the remaining 24% of the outstanding shares of capital stock of Andataco. In connection with that employment agreement, Mr. Sykes received three-year options to purchase 1.1 million shares of our common stock at $2.00 per share. Mr. Sykes will continue to serve as the President of Andataco.


     On July 16, 1999, we acquired an additional 1,612,904 shares of Andataco common stock in exchange for a working capital investment of $500,000. We now own 77.2% of the outstanding shares of common stock of Andataco.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information with regard to the beneficial ownership of common stock by the selling stockholders.

                                                                                           Percentage of
                                   Shares of           Shares of          Shares of         Common Stock
                                 Common Stock        Common Stock       Common Stock      Owned After the
Selling Stockholder                  Owned          Offered Hereby        Retained            Offering
-------------------              ------------       --------------      ------------      ---------------

H. Irwin Levy(1)                   7,568,099          4,010,000(2)        3,558,099            28.7%


Bernard Marden                     3,973,025          2,116,666(3)        1,856,359            16.4%


Maurice Halperin                   2,989,700          2,817,000(4)          172,700            11.9%


Herbert Gimelstob                  2,131,133          1,566,666(5)          564,467             8.8%

W. David Sykes(6)                  1,706,466          1,706,466(7)               --             7.0%

James P. Marden                      276,750            100,000(8)          176,750             1.2%

Patrice Auld                         276,750            100,000(8)          176,750             1.2%

Norbert D. Witt                      172,157            172,157(9)               --             (10)

Jack R. Faraone                      108,509           108,509(11)               --             (10)


Quarterdeck Investment
Partners, Inc.                        66,667            66,667(12)               --             (10)


Joseph E. Nance                       34,181            34,181(11)               --             (10)

Cecil H. Kaplinsky                    29,839            29,839(11)               --             (10)

Richard C. Bush                       27,127            27,127(11)               --             (10)

Michael N. Witt                       25,498            25,498(11)               --             (10)

Stephen R. Witt                       25,498            25,498(11)               --             (10)

Joanne M. Witt                        25,498            25,498(11)               --             (10)

Nicholas M. Scharf                    25,005            25,005(11)               --             (10)

Michael N. Witt, as Custodian         24,415            24,415(11)               --             (10)
for Bryan M. Witt until age 25 under
C.U.T.M.A.

Warren Christensen                    13,566            13,566(11)               --             (10)

George D. McCready                    13,566            13,566(11)               --             (10)

John J. Dugan                         13,566            13,566(11)               --             (10)

Arthur H. Hale                        13,566            13,566(11)               --             (10)

Michael N. Witt, as Custodian         11,936            11,936(11)               --             (10)
for Kyle Lawrence Witt until
age 25 under C.U.T.M.A.

Joanne M. Witt, as Custodian          10,307            10,307(11)               --             (10)
for Tylar Marie Witt until age 25
under C.U.T.M.A.

Eugene A. Kruschke                     8,136             8,136(11)               --             (10)

David L. Williamson                    8,136             8,136(11)               --             (10)

John B. Miller                         5,424             5,424(11)               --             (10)

Phillip Shreffler                      4,070             4,070(11)               --             (10)


-----------
 (1) Mr. Levy is the Chairman of our Board of Directors.
 (2) Represents: 3,000,000 shares issuable upon conversion of shares of the Company's Series C Convertible preferred stock; and 65,000 shares issuable upon the exercise of currently exercisable (at $2.35 per share) warrants, expiring October 1, 2000; both of which are owned of record by Mr. Levy. Also includes: 500,000 shares issuable upon conversion of shares of the Company's Series E Convertible preferred stock; 50,000 shares issuable upon the exercise of currently exercisable (at $3.30 per share) warrants, expiring June 8, 2002; both of which are owned of record by Hilcoast Development Corp., an affiliate of Mr. Levy; and 395,000 shares sold to Mr. Levy in March 1999 in a private placement transaction.
 (3) Represents: 500,000 shares sold to Mr. Marden in April 1999 in a private placement transaction; 1,000,000 shares issuable upon conversion of shares of the Company's Series D Convertible preferred stock; 333,333 shares issuable upon conversion of the Company's Series E Convertible preferred stock; 250,000 shares issuable upon the exercise of currently exercisable (at $2.00 per share) warrants, expiring October 1, 2000; and 33,333 shares issuable upon the exercise of currently exercisable (at $3.30 per share) warrants, expiring June 8, 2002.
 (4) Represents: 1,667,000 shares issuable upon conversion of shares of the Company's Series A Convertible preferred stock; 700,000 shares issuable upon conversion of shares of the Company's Series D Convertible preferred stock; 200,000 shares issuable upon the exercise of currently exercisable (at $3.00 per share) warrants, expiring January 25, 2002; and 250,000 shares sold to Mr. Halperin in March 1999 in a private placement transaction.
 (5) Represents: 1,000,000 shares issuable upon conversion of shares of the Company's Series D Convertible preferred stock; 333,333 shares issuable upon conversion of the Company's Series E Convertible preferred stock; 200,000 shares issuable upon the exercise of currently exercisable (at $3.00 per share) warrants, expiring January 25, 2002; and 33,333 shares issuable upon the exercise of currently exercisable (at $3.30 per share) warrants, expiring June 8, 2002.
 (6) Mr. Sykes is the President of Andataco and Vice President-Sales of the Company.
 (7) Represents: 1,551,333 shares issuable upon conversion of shares of the Company's Series F Convertible preferred stock; and 155,133 shares issuable upon the exercise of currently exercisable (at $3.30 per share) warrants, expiring June 8, 2002.
 (8) Represents shares issuable upon the exercise of currently exercisable
     (at $3.00 per share) warrants, expiring January 25, 2002.
 (9) Represents: 100,000 shares issuable upon the exercise of currently exercisable (at $2.10 per share) stock options, expiring December 31, 1999; and 72,157 shares issuable upon the exercise of currently exercisable
     (at $2.10 per share) warrants, expiring December 30, 1999.
(10) Less than 1%.
(11) Represents shares issuable upon the exercise of currently exercisable
     (at $2.10 per share) warrants, expiring December 30, 1999.
(12) Represents shares issued in a private placement transaction in July 1999.

                                 USE OF PROCEEDS


     If all of the warrants and options are exercised, we will receive proceeds in the amount of $4,609,687. Such proceeds will be used for working capital and general corporate purposes. We will not receive any proceeds from the sale of the Shares by the selling stockholders.


                            DESCRIPTION OF SECURITIES

     The following description of our capital stock is not complete and is subject in all respects to the Delaware General Corporation Law and to the provisions of our Restated Certificate of Incorporation, as amended (the "Charter"), and Bylaws.

     Our authorized capital stock consists of 40,000,000 shares of common stock having a par value of $.05 per share and 1,000,000 shares of preferred stock having a par value of $.01 per share.

Preferred Stock

     The Board of Directors is permitted to issue shares of preferred stock in one or more series and to fix the relative rights, preferences and limitations of each series. Among such rights, preferences and limitations are dividend rates, provisions of redemption, rights upon liquidation, conversion privileges and voting powers. Should the Board of Directors elect to exercise this authority, the rights and privileges of holders of shares of common stock could be made subject to the rights and privileges of any such series of preferred stock. The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of our outstanding voting stock.

     We have five series of preferred stock. The Series A preferred stock accrues dividends at 8% per annum, payable quarterly, is convertible into shares of the common stock based on a fixed conversion price of $0.60 per share, commencing July 7, 1999, and has an automatic conversion feature in which each share not converted as of July 7, 2000 shall automatically convert into shares of the common stock. There are 1,666.67 shares of Series A preferred stock issued and outstanding as of the date of this Prospectus.

     The Series C preferred stock accrues dividends at 8% per annum, payable quarterly, is convertible into shares of the common stock based on a fixed conversion price of $1.00 per share, commencing July 7, 1999, and has an automatic conversion feature in which each share not converted as of July 7, 2000 shall automatically convert into the common stock. There are 3,000 shares of Series C preferred stock issued and outstanding as of the date of this Prospectus.

     The Series D preferred stock accrues dividends at 8% per annum, payable quarterly, is convertible into shares of the common stock based on a fixed conversion price of $1.00 per share, commencing April 27, 1999, and has an automatic conversion feature in which any shares not converted into the common stock as of October 28, 2001 shall automatically be so converted. There are 2,700 shares of Series D preferred stock issued and outstanding as of the date of this Prospectus.

     The Series E preferred stock accrues dividends at 8% per annum during the first year after issuance, 9% per annum during the second year after issuance and 10% per annum after the second anniversary of issuance, payable quarterly. The Series E preferred stock is convertible into shares of the common stock based on a fixed conversion price of $3.00 per share, commencing June 8, 1999. There are 3,500 shares of Series E preferred stock issued and outstanding as of the date of this Prospectus.

     The Series F preferred stock accrues dividends at 8% per annum during the first year after issuance, 9% per annum during the second year after issuance and 10% per annum after the second anniversary of issuance, payable quarterly. The Series F preferred stock is convertible into shares of the common stock based on a fixed conversion price of $3.00 per share, commencing June 8, 1999. There are 4,654 shares of Series F preferred stock issued and outstanding as of the date of this Prospectus.

Warrants

     The number of shares of common stock purchasable upon the exercise of warrants is subject to adjustment in the event that we subdivide our outstanding shares of common stock into a greater number of shares (including a stock split effected as a stock dividend) or combine our outstanding shares of common stock into a lesser number of shares. In addition, in the event of a capital reorganization or reclassification of our capital stock, or our consolidation or merger with another corporation, or sale of all or substantially all of our assets, then the holders of the warrants have the right to purchase, in lieu of common stock, such securities or assets as may be issued with respect to or in exchange for a number of outstanding shares of common stock equal to the number of shares of common stock which could be purchased upon the exercise of the warrants immediately prior to any such transaction.

                              PLAN OF DISTRIBUTION

Shares

     We will issue shares of common stock, from time to time, upon the exercise of warrants or stock options, or the conversion of the preferred stock, by the holders thereof. We will receive from the warrant and option holders the exercise price of the warrants or stock options, respectively, upon such exercise. See "DESCRIPTION OF SECURITIES - Warrants."

     We are registering this offering of shares on behalf of the selling stockholders, and we will pay all costs, expenses and fees related to such registration, including all registration and filing fees, printing expenses, fees and disbursements of our counsel, blue sky fees and expenses and the expenses of any special audits or "cold comfort" letters. The selling stockholders will pay all selling expenses, including all underwriting discounts and selling commissions, all fees and disbursements of their counsel and all "road show" and other marketing expenses we incur or any marketing expenses incurred by underwriters which are not otherwise paid by such underwriters.

     The selling stockholders may sell their shares from time to time in one or more transactions on AMEX or in private, negotiated transactions. The selling stockholders will determine the prices at which they sell those shares. Such transactions may or may not involve brokers or dealers.

     If the selling stockholders use a broker-dealer to complete their sale of the shares, such broker-dealer may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from you, as purchaser (which compensation might exceed customary commissions).

     We have agreed to indemnify the selling stockholders, and the selling stockholders have agreed to indemnify us, against certain liabilities arising under the Securities Act of 1933. The selling stockholders may indemnify any agent, dealer or broker-dealer that participates in sales of shares against similar liabilities.

Lock-Up Agreements

     In connection with the issuance of our Series F preferred stock in the Andataco transaction, each of the holders of our Series A, C, D and E preferred stock (Messrs. Levy, Gimelstob, Halperin and Marden and Hilcoast Development Corp.) agreed not to sell any shares of common stock issuable upon conversion of the Series A, C, D or E preferred stock until the earlier to occur of:

     o the six month anniversary of the date of effectiveness of the registration statement which includes this prospectus;
     o the sale by the initial holders of the Series F preferred stock of all of such shares and any shares of common stock into which any such shares of Series F preferred stock may have been converted; or

     o our completion of an underwritten public offering of securities by the Company which includes the shares of common stock into which the shares of Series F preferred stock have been converted.

                                  LEGAL MATTERS

     The validity of the issuance of the shares being offered hereby will be passed upon for us by Akerman, Senterfitt & Eidson, P.A., Ft. Lauderdale, Florida 33301.

                                     EXPERTS

     Our financial statements incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

     The financial statements of Andataco, Inc. incorporated in this Prospectus by reference to nStor Technologies, Inc.'s Form 8-K filed June 23, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants given on the authority of said firm as experts in auditing and accounting.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.




          SEC registration fee                                 $10,067.17
          Amex listing fee                                      17,500
          Legal fees and expenses                               15,000
          Accountants' fees                                     10,000
          Miscellaneous                                          3,000
                                                               ----------
                                                         Total $55,567.17
                                                               ==========



Item 15. Indemnification of Directors and Officers.

     The Company, a Delaware corporation, has included in its Certificate of Incorporation and Bylaws provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty, provided that such provision does not eliminate liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involves intentional misconduct or a knowing violation of law, violations under Section 174 of the Delaware General Corporation Law or for any transaction from which the director derived an improper personal benefit and (ii) indemnify its directors and officers to the fullest extent permitted by the Delaware corporation law. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits.

     The exhibits filed as part of this Registration Statement are as follows:

     Exhibit
      Number        Description
     -------        -----------

        2.1 Purchase Agreement, dated as of March 2, 1999, by and among the Registrant, W. David Sykes and the Sykes Children's Trust of 1993 dated November 22, 1993(1)

        2.2 Amendment No. 1 to Purchase Agreement, dated as of April 26, 1999, by and among the Registrant, W. David Sykes, the Sykes Family Trust and the Sykes Children's Trust of 1993 dated November 22, 1993(1)

        2.3 Amendment No. 2 to Purchase Agreement, dated as of June 8, 1999, by and among the Registrant, W. David Sykes, the Sykes Family Trust and the Sykes Children's Trust of 1993 dated November 22, 1993(1)

        4.1 Restated Certificate of Incorporation, as amended, of the Registrant(2)

        4.2         Restated Bylaws of the Registrant(3)

        4.3 Nonqualified Stock Option Agreement, dated as of March 26, 1999, between the Registrant and Norbert D. Witt

        4.4         Form of Warrant

        4.5 Certificate of Designation of Series A Convertible Preferred Stock of the Registrant(4)

        4.6 Certificate of Designation of Series C Convertible Preferred Stock of the Registrant(4)

        4.7 Certificate of Designation of Series D Convertible Preferred Stock of the Registrant(4)

        4.8 Certificate of Designation of Series E Convertible Preferred Stock of the Registrant(1)

        4.9 Certificate of Designation of Series F Convertible Preferred Stock of the Registrant(1)

        4.10 Form of Registration Rights Agreement for Convertible Preferred Stock of the Registrant(1)

        5.1         Opinion of Akerman, Senterfitt & Eidson, P.A.

       23.1         Consent of BDO Seidman, LLP

       23.2         Consent of PricewaterhouseCoopers LLP

       23.3 Consent of Akerman, Senterfitt & Eidson, P.A. (included in opinion filed as Exhibit 5.1)

       24.1         Power of Attorney

------------
(1)  Incorporated by reference to the Registrant's Form 8-K dated June 8, 1999.
(2) Incorporated by reference to the Registrant's Form 10-K for the fiscal year ended December 31, 1998.
(3) Incorporated by reference to the Registrant's Form 10-K for the fiscal year ended October 31, 1996.
(4) Incorporated by reference to the Registrant's Form 10-Q for the fiscal quarter ended September 30, 1998.


Item 17. Undertakings

     (a)  The undersigned Registrant hereby undertakes:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the Registration Statement.

          2. That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          4. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          5. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant, nStor Technologies, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of West Palm Beach, State of Florida, on the 20th day of July, 1999.


                                            nSTOR TECHNOLOGIES, INC.

                                            By: /s/ Mark F. Levy
                                                ----------------------------
                                                Mark F. Levy, Vice President



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 has been signed below by the following persons in their capacities set forth below.



Signature                         Title                                        Date
---------                         -----                                        ----

/s/ H. Irwin Levy                Chairman of the Board                    July 20, 1999
------------------------
H. Irwin Levy


/s/ Lawrence F. Steffann          President (Principal Executive          July 20, 1999
------------------------          Officer) and Director
Lawrence F. Steffann


/s/ Jack Jaiven                   Treasurer  (Principal Financial and     July 19, 1999
------------------------          Accounting Officer)
Jack Jaiven


/s/ Mark F. Levy                  Vice President and Director             July 20, 1999
------------------------
Mark F. Levy


/s/ Michael L. Wise               Vice President and Director             July 21, 1999
------------------------
Michael L. Wise




/s/ Bernard R. Green*             Director                                July 20, 1999
------------------------
Bernard R. Green


/s/ James E. McGrath              Director                                July 21, 1999
------------------------
James E. McGrath




*By : /s/ Mark F. Levy
     -------------------
     Mark F. Levy, as Attorney-in-Fact



                                  EXHIBIT INDEX


     Exhibit
      Number        Description
     --------       -----------
        2.1         Purchase Agreement, dated as of March 2, 1999, by and among the Registrant, W. David Sykes and the Sykes Children's
                    Trust of 1993 dated November 22, 1993(1)
        2.2         Amendment No. 1 to Purchase Agreement, dated as of April 26,
                    1999, by and among the Registrant, W. David Sykes, the Sykes
                    Family Trust and the Sykes Children's Trust of 1993 dated
                    November 22, 1993(1)
        2.3         Amendment No. 2 to Purchase Agreement, dated as of June 8,
                    1999, by and among the Registrant, W. David Sykes, the Sykes
                    Family Trust and the Sykes Children's Trust of 1993 dated
                    November 22, 1993(1)
        4.1         Restated Certificate of Incorporation, as amended, of the
                    Registrant(2)
        4.2         Restated Bylaws of the Registrant(3)
        4.3         Nonqualified Stock Option Agreement, dated as of March 26,
                    1999, between the Registrant and Norbert D. Witt(5)
        4.4         Form of Warrant(5)
        4.5         Certificate of Designation of Series A Convertible Preferred
                    Stock of the Registrant(4)
        4.6         Certificate of Designation of Series C Convertible Preferred
                    Stock of the Registrant(4)
        4.7         Certificate of Designation of Series D Convertible Preferred
                    Stock of the Registrant(4)
        4.8         Certificate of Designation of Series E Convertible Preferred
                    Stock of the Registrant(1)
        4.9         Certificate of Designation of Series F Convertible Preferred
                    Stock of the Registrant(1)
        4.10        Form of Registration Rights Agreement for Convertible
                    Preferred Stock of the Registrant(1)
        5.1         Opinion of Akerman, Senterfitt & Eidson, P.A.(6)
       23.1         Consent of BDO Seidman, LLP(6)
       23.2         Consent of PricewaterhouseCoopers LLP(6)
       23.3         Consent of Akerman, Senterfitt & Eidson, P.A. (included in opinion filed as Exhibit 5.1)
       24.1         Power of Attorney(5)

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(1)  Incorporated by reference to the Registrant's Form 8-K dated June 8, 1999.
(2) Incorporated by reference to the Registrant's Form 10-K for the fiscal year ended December 31, 1998.
(3) Incorporated by reference to the Registrant's Form 10-K for the fiscal year ended December 31, 1997.
(4) Incorporated by reference to the Registrant's Form 10-Q for the fiscal quarter ended September 30, 1998.
(5)  Previously filed.
(6)  Filed herewith.